Exhibit 99.1

Werner Enterprises Reports Fourth Quarter and Full Year 2019 Results

Fourth Quarter 2019 Highlights (all metrics compared to fourth quarter 2018 unless otherwise noted)

•	Total revenues of $621.8 million, down $24.6 million, or 4%

•	Operating income of $65.7 million, down 12%; non-GAAP adjusted operating income of $63.4 million, down 14%

•	Operating margin of 10.6%, down 100 basis points (bps); non-GAAP adjusted operating margin of 10.2%, down 120 bps

•	Diluted EPS of $0.70, down 9%; non-GAAP adjusted diluted EPS of $0.67, down 11%

OMAHA, Neb., February 5, 2020 -- Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, today reported financial results for the fourth quarter and full year ended December 31, 2019.

“We are pleased to report good results for the quarter, despite a challenging operating environment compared to the stronger freight and market conditions in the prior-year quarter. In fourth quarter 2019, freight volumes were comparable to fourth quarter 2018 and showed improvement sequentially from third quarter 2019; however, the rate environment in fourth quarter 2019 was meaningfully softer due to a decline in One-Way Truckload project and surge pricing,” said Derek J. Leathers, President and Chief Executive Officer.

“With respect to the full year comparisons, 2019 was a more difficult year than 2018, due to slower growth in the domestic economy and increased truckload capacity, both of which led to lower freight volumes and less attractive pricing. Despite these challenges, we delivered higher earnings per share in 2019 than 2018. Our exceptional execution, effective cost management and our balanced revenue model of Dedicated, One-Way Truckload and Logistics, allowed us to weather the storm. I am extremely proud and grateful for the contributions of our entire Werner team to produce these strong results.”

Total revenues for the quarter decreased 4% to $621.8 million versus the prior year quarter, primarily attributable to lower Logistics and fuel surcharge revenues, partially offset by dedicated fleet growth.

Operating income of $65.7 million decreased $9.3 million, or 12%. Operating margin of 10.6% decreased 100 basis points due to a more challenging freight and rate market in one-way truckload and logistics. On a non-GAAP basis, adjusted operating income of $63.4 million decreased $10.2 million, or 14%. Adjusted operating margin of 10.2% declined 120 basis points from 11.4% for the same quarter last year.

Interest expense of $2.2 million was $1.3 million higher, or a $0.01 increase per share. The effective income tax rate during the quarter was 24.4% compared to 26.8% in fourth quarter 2018, or a $0.02 per share favorable impact. The current quarter rate was slightly lower than our expected range of 25% to 26% because of favorable discrete federal and state income tax items.

Net income of $48.5 million decreased 11%. On a non-GAAP basis, adjusted net income declined 13% to $46.8 million compared to $53.6 million for the same quarter last year. Diluted earnings per share (EPS) for the quarter of $0.70 decreased 9%.

Diluted EPS in fourth quarter 2019 included (i) a $0.01 per share, or $1.2 million pre-tax, insurance and claims accrual for interest on a previously disclosed May 2018 jury verdict that we are appealing and (ii)

Werner Enterprises, Inc. - Release of February 5, 2020

pre-tax gains of $3.4 million, or $0.04 per share, related to the sale of real estate. Diluted EPS in fourth quarter 2018 included (i) a $0.01 per share, or $1.2 million, insurance and claims accrual for interest on the aforementioned jury verdict and (ii) a gain of $2.4 million, or $0.03 per share, related to the sale of real estate.

On a non-GAAP basis, adjusted diluted EPS of $0.67 decreased 11% from $0.75 for fourth quarter 2018.

Key Consolidated Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
(In thousands, except per share amounts)	2019	2018	Y/Y Change	2019	2018	Y/Y Change
Total revenues	$621,787	$646,365	(4)%	$2,463,701	$2,457,914	0%
Truckload Transportation Services revenues	486,575	494,708	(2)%	1,909,776	1,881,323	2%
Werner Logistics revenues	120,145	137,224	(12)%	489,729	518,078	(5)%
Operating income	65,654	74,931	(12)%	225,472	224,215	1%
Operating margin	10.6%	11.6%	(100) bps	9.2%	9.1%	10 bps
Net income	48,496	54,563	(11)%	166,944	168,148	(1)%
Diluted earnings per share	0.70	0.77	(9)%	2.38	2.33	2%

Adjusted operating income (1)	63,413	73,649	(14)%	225,947	228,577	(1)%
Adjusted operating margin (1)	10.2%	11.4%	(120) bps	9.2%	9.3%	(10) bps
Adjusted net income (1)	46,821	53,603	(13)%	167,299	171,413	(2)%
Adjusted diluted earnings per share (1)	0.67	0.75	(11)%	2.39	2.38	0%
(1) See GAAP to non-GAAP reconciliation schedule.

Truckload Transportation Services (TTS) Segment

•	Revenues of $486.6 million decreased $8.1 million, or 2%

•	Operating income of $59.2 million decreased $7.7 million, or 11%; non-GAAP adjusted operating income of $60.4 million decreased $7.6 million, or 11%

•	Operating margin of 12.2% decreased 130 basis points from 13.5%; non-GAAP adjusted operating margin of 12.4% decreased 130 basis points from 13.7%

•	Average segment trucks in service totaled 8,042, an increase of 255 trucks year over year

•	Dedicated unit trucks at quarter end totaled 4,630, or 58% of the total TTS segment fleet, compared to 4,500 trucks, or 58%, a year ago

Revenues decreased 2% due to an $11.4 million decrease in fuel surcharge revenues and a 1.8% decrease in average revenues per truck, partially offset by a 3.3% increase in average trucks in service. The average revenues per truck decrease was due primarily to a decrease in average miles per truck, partially offset by a small increase in average revenues per total mile. The small increase in average revenues per total mile was due primarily to relative strength in Dedicated pricing, mostly offset by lower One-Way Truckload pricing, particularly project and surge pricing.

During the fourth quarter, the freight market was seasonally below average compared to fourth quarter 2018. One-Way Truckload freight volumes in fourth quarter 2019 were comparable to freight volumes in fourth quarter 2018, and showed seasonal improvement sequentially from third quarter 2019.

Adjusted TTS operating income declined 11% and adjusted TTS operating margin declined 130 bps to 12.4%. Dedicated improved its operating income and operating margin percentage, while One-Way Truckload had a decline in operating income and operating margin percentage.

Due to growth in company trucks and a decline in independent contractor trucks during the quarter, company truck miles increased by approximately 2.6 million miles, and independent contractor miles decreased by approximately 1.1 million miles.

Werner Enterprises, Inc. - Release of February 5, 2020

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues), are shown below. Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
(In thousands)	2019	2018	Y/Y Change	2019	2018	Y/Y Change
Trucking revenues, net of fuel surcharge	$425,558	$419,587	1%	$1,652,663	$1,588,175	4%
Trucking fuel surcharge revenues	56,485	67,866	(17)%	234,366	265,078	(12)%
Non-trucking and other revenues	4,532	7,255	(38)%	22,747	28,070	(19)%
Total revenues	$486,575	$494,708	(2)%	$1,909,776	$1,881,323	2%

Operating income	59,172	66,833	(11)%	202,660	202,581	0%
Operating margin	12.2%	13.5%	(130) bps	10.6%	10.8%	(20) bps
Operating ratio	87.8%	86.5%	130 bps	89.4%	89.2%	20 bps

Adjusted operating income	60,370	67,983	(11)%	206,574	212,870	(3)%
Adjusted operating margin	12.4%	13.7%	(130) bps	10.8%	11.3%	(50) bps
Adjusted operating ratio	87.6%	86.3%	130 bps	89.2%	88.7%	50 bps
Adjusted operating ratio, net of fuel surcharge	86.0%	84.1%	190 bps	87.7%	86.8%	90 bps

Werner Logistics Segment

•	Revenues of $120.1 million decreased $17.1 million or 12%

•	Gross margin of 15.3% decreased 150 bps

•	Operating income of $3.4 million decreased $3.9 million, or 54%

•	Operating margin of 2.8% decreased 250 bps

Truckload Logistics revenues (65% of total Logistics revenues) declined 12% due to fewer transactional freight opportunities, less attractive contract and transactional pricing and increased competition from logistics competitors, including digital brokers. Intermodal revenues declined 9%.

The gross margin percentage decreased 150 bps to 15.3% due primarily to a softer freight market driven by significantly less project and surge opportunities and a more competitive Truckload Logistics freight market. The logistics operating margin decreased 250 bps to 2.8% as the percentage decline in gross profit exceeded the percentage decline in other operating expenses.

Key Werner Logistics Segment Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
(In thousands)	2019	2018	Y/Y Change	2019	2018	Y/Y Change
Total revenues	$120,145	$137,224	(12)%	$489,729	$518,078	(5)%
Rent and purchased transportation expense	101,764	114,156	(11)%	411,506	436,220	(6)%
Gross profit	18,381	23,068	(20)%	78,223	81,858	(4)%
Other operating expenses	15,014	15,825	(5)%	61,935	61,480	1%
Operating income	3,367	7,243	(54)%	16,288	20,378	(20)%
Gross margin	15.3%	16.8%	(150) bps	16.0%	15.8%	20 bps
Operating margin	2.8%	5.3%	(250) bps	3.3%	3.9%	(60) bps

Werner Enterprises, Inc. - Release of February 5, 2020

Cash Flow and Capital Allocation

Cash flow from operations in fourth quarter 2019 was $94.5 million compared to $115.6 million in fourth quarter 2018, a decrease of 18% due to lower net income and working capital changes. Full year 2019 cash flow from operations was $426.6 million, producing $142.8 million of free cash flow for the year.

Net capital expenditures in 2019 were $283.9 million compared to $349.0 million in 2018, a decrease of 19%. As part of our strategy, net capital expenditures returned to normalized replacement levels in 2019 after achieving our desired fleet age. We continue to invest in new trucks and trailers and our terminals to improve our driver experience, increase operational efficiency and more effectively manage our maintenance, safety and fuel costs. As a result of our continued investment, the average age of our truck fleet remains low by industry standards and was 1.9 years as of December 31, 2019 and was 1.8 years as of December 31, 2018.

Gains on sales of equipment in fourth quarter 2019 were $3.6 million, or $.04 per share, compared to $6.5 million, or $0.07 per share, in the prior-year quarter. Year over year, we sold 5% more trucks and 3% more trailers, and we realized lower average gains per truck and trailer. For the full year 2019, gains on sales of equipment were $18.1 million, or $0.19 per share, compared to $19.0 million, or $0.20 per share, in 2018. Pricing in the market for our used trucks and trailers began to moderate in the latter part of second quarter 2019, and the used truck pricing decline accelerated in fourth quarter 2019 due to weaker demand. As a reminder, gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

During the quarter, no shares of common stock were repurchased. As of December 31, 2019, we had 4.3 million shares remaining under our new share repurchase authorization approved by the Board of Directors in May 2019.

We had $300 million of debt outstanding as of December 31, 2019, and after considering letters of credit issued, had available remaining borrowing capacity of over $240 million. In early July 2019, we fixed the interest rate for $150 million of our debt at an average interest rate of 2.34% through May 2024.

As of December 31, 2019, we had $26.4 million of cash and over $1.1 billion of stockholders’ equity.

Werner Enterprises, Inc. - Release of February 5, 2020

2020 Guidance Metrics

The following table summarizes our 2020 guidance and assumptions:

2020 Guidance
TTS truck growth from year-end 2019	(3)% to 1% With flat to slightly lower truck count in the first half of 2020 due to current market conditions
Gains on sales of equipment	$6 million to $12 million Gains on sales of equipment in 2020 are expected to continue to moderate due to the softer used equipment market and lower trailer sales
Net capital expenditures	$260 million to $300 million

First Half 2020 Guidance
One-Way Truckload revenues per total mile 1H 2020 vs. 1H 2019	(5%) to (7%) Revenues per total mile (RPTM) comparisons are expected to remain difficult in the first half of 2020

Assumptions
Effective tax rate	25% to 26%
Truck and trailer age	We intend to maintain the average age of our truck and trailer fleet at or near current levels of 1.9 and 4.0 years
Interest expense first quarter 2020	$1.8 million Estimated first quarter 2020 interest expense to be slightly lower than fourth quarter 2019 of $2.2 million based on current debt levels and current interest rates (variable and fixed)

Werner Enterprises, Inc. - Release of February 5, 2020

Conference Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss fourth quarter 2019 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.” To participate on the conference call, please dial (844) 701-1165 (domestic) or (412) 317-5498 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on February 5, 2020 at approximately 6:00 p.m. CT through March 5, 2020 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 10137213. A replay of the webcast will also be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.”

About Werner Enterprises

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of February 5, 2020

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
	$	%	$	%	$	%	$	%
Operating revenues	$621,787	100.0	$646,365	100.0	$2,463,701	100.0	$2,457,914	100.0
Operating expenses:
Salaries, wages and benefits	200,101	32.2	200,549	31.0	818,487	33.2	781,064	31.8
Fuel	59,208	9.5	62,795	9.7	235,928	9.6	254,564	10.4
Supplies and maintenance	45,946	7.4	46,518	7.2	182,909	7.4	185,074	7.5
Taxes and licenses	24,737	4.0	23,711	3.7	95,525	3.9	87,318	3.5
Insurance and claims	23,282	3.7	24,275	3.8	88,913	3.6	98,133	4.0
Depreciation	64,711	10.4	59,712	9.2	249,527	10.1	230,151	9.4
Rent and purchased transportation	135,629	21.8	153,777	23.8	549,438	22.3	589,002	24.0
Communications and utilities	3,497	0.6	4,035	0.6	15,303	0.6	16,063	0.6
Other	(978)	(0.2)	(3,938)	(0.6)	2,199	0.1	(7,670)	(0.3)
Total operating expenses	556,133	89.4	571,434	88.4	2,238,229	90.8	2,233,699	90.9
Operating income	65,654	10.6	74,931	11.6	225,472	9.2	224,215	9.1
Other expense (income):
Interest expense	2,159	0.4	853	0.1	6,854	0.3	2,695	0.1
Interest income	(678)	(0.1)	(658)	—	(3,326)	(0.1)	(2,737)	(0.1)
Other	49	—	204	—	38	—	376	—
Total other expense (income)	1,530	0.3	399	0.1	3,566	0.2	334	—
Income before income taxes	64,124	10.3	74,532	11.5	221,906	9.0	223,881	9.1
Income tax expense	15,628	2.5	19,969	3.1	54,962	2.2	55,733	2.3
Net income	$48,496	7.8	$54,563	8.4	$166,944	6.8	$168,148	6.8

Diluted shares outstanding	69,723		71,136		70,026		72,057
Diluted earnings per share	$0.70		$0.77		$2.38		$2.33

Werner Enterprises, Inc. - Release of February 5, 2020

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating revenues	$621,787	$646,365	$2,463,701	$2,457,914

Operating expenses	556,133	571,434	2,238,229	2,233,699
Adjusted for:
Insurance and claims (1)	(1,198)	(1,150)	(3,914)	(15,189)
Property tax settlement (2)	—	—	—	4,900
Gains on sale of real estate (3)	3,439	2,432	3,439	5,927
Adjusted operating expenses	558,374	572,716	2,237,754	2,229,337
Adjusted operating income (4)	63,413	73,649	225,947	228,577
Total other expense (income)	1,530	399	3,566	334
Adjusted income before income taxes	61,883	73,250	222,381	228,243
Adjusted income tax expense	15,062	19,647	55,082	56,830
Adjusted net income (4)	$46,821	$53,603	$167,299	$171,413
Diluted shares outstanding	69,723	71,136	70,026	72,057
Adjusted diluted earnings per share (4)	$0.67	$0.75	$2.39	$2.38

(1) During fourth quarter 2019 and 2018, we accrued $1,198 and $1,150, respectively, of pre-tax insurance and claims expense for interest related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. The Company is appealing this verdict. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. Interest is accrued at $0.4 million per month until such time as the outcome of our appeal is finalized, excluding the months of June and July 2019 where the plaintiffs requested an extension of time to respond to our appeal. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) During third quarter 2018, we reached a favorable settlement related to a property tax dispute that reduced taxes and licenses expense by $4,900, for property taxes that were previously expensed and paid over a multi-year period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(3) During fourth quarter 2019, we sold two parcels of real estate which resulted in a $3,439 pre-tax gain on sale. During second quarter 2018, we sold a parcel of real estate which resulted in a $3,495 pre-tax gain on sale, and during fourth quarter 2018 we sold a parcel of real estate which resulted in a $2,432 pre-tax gain. These items are included in our Segment Information table in “Corporate” operating income.

(4) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We subtract the insurance and claims jury verdict expense accrual and related interest and add the gains on sale of real estate and the property tax settlement to (a) to arrive at adjusted operating expenses, which we subtract from operating revenues to arrive at (b) adjusted operating income. We subtract (c) total other expense (income) from (b) adjusted operating income to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense by applying the incremental income tax rate excluding discrete items to the net pre-tax adjustments and adding this additional income tax to GAAP income tax expense. We then subtract adjusted income tax expense from adjusted income before income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

Werner Enterprises, Inc. - Release of February 5, 2020

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues
Truckload Transportation Services	$486,575	$494,708	$1,909,776	$1,881,323
Werner Logistics	120,145	137,224	489,729	518,078
Other (1)	14,386	14,115	61,850	56,903
Corporate	684	589	2,589	2,759
Subtotal	621,790	646,636	2,463,944	2,459,063
Inter-segment eliminations (2)	(3)	(271)	(243)	(1,149)
Total	$621,787	$646,365	$2,463,701	$2,457,914

Operating Income
Truckload Transportation Services	$59,172	$66,833	$202,660	$202,581
Werner Logistics	3,367	7,243	16,288	20,378
Other (1)	354	(886)	5,535	(453)
Corporate	2,761	1,741	989	1,709
Total	$65,654	$74,931	$225,472	$224,215

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Chg	2019	2018	% Chg
Truckload Transportation Services segment
Average tractors in service	8,042	7,787	3.3%	7,969	7,622	4.6%
Average revenues per tractor per week (1)	$4,071	$4,145	(1.8)%	$3,988	$4,007	(0.5)%
Total tractors (at quarter end)
Company	7,460	7,240	3.0%	7,460	7,240	3.0%
Independent contractor	540	580	(6.9)%	540	580	(6.9)%
Total tractors	8,000	7,820	2.3%	8,000	7,820	2.3%
Total trailers (at quarter end)	22,700	23,945	(5.2)%	22,700	23,945	(5.2)%

One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$188,306	$204,266	(7.8)%	$738,510	$770,972	(4.2)%
Average tractors in service	3,349	3,315	1.0%	3,376	3,345	0.9%
Total tractors (at quarter end)	3,370	3,320	1.5%	3,370	3,320	1.5%
Average percentage of empty miles	11.98%	11.66%	2.7%	12.01%	11.17%	7.5%
Average revenues per tractor per week (1)	$4,325	$4,739	(8.7)%	$4,207	$4,432	(5.1)%
Average % change YOY in revenues per total mile (1)	(5.4)%	10.5%		(2.1)%	13.2%
Average % change YOY in total miles per tractor per week	(3.5)%	(0.6)%		(3.1)%	0.0%
Average completed trip length in miles (loaded)	862	851	1.3%	848	833	1.8%

Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$237,252	$215,321	10.2%	$914,153	$817,203	11.9%
Average tractors in service	4,693	4,472	4.9%	4,593	4,277	7.4%
Total tractors (at quarter end)	4,630	4,500	2.9%	4,630	4,500	2.9%
Average revenues per tractor per week (1)	$3,888	$3,703	5.0%	$3,827	$3,673	4.2%

Werner Logistics segment
Average tractors in service	35	42	(16.7)%	36	42	(14.3)%
Total tractors (at quarter end)	33	40	(17.5)%	33	40	(17.5)%
Total trailers (at quarter end)	1,445	1,310	10.3%	1,445	1,310	10.3%

(1) Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of February 5, 2020

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Capital expenditures, net	$12,216	$59,682	$283,875	$348,972
Cash flow from operations	94,459	115,646	426,644	418,159
Return on assets (annualized)	9.0%	10.6%	7.8%	8.7%
Return on equity (annualized)	17.9%	17.4%	14.6%	13.7%

Werner Enterprises, Inc. - Release of February 5, 2020

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	December 31, 2019	December 31, 2018
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$26,418	$33,930
Accounts receivable, trade, less allowance of $7,921 and $8,613, respectively	322,846	337,927
Other receivables	52,221	26,545
Inventories and supplies	9,243	10,060
Prepaid taxes, licenses and permits	16,757	16,619
Other current assets	38,849	31,577
Total current assets	466,334	456,658

Property and equipment	2,343,536	2,247,577
Less – accumulated depreciation	817,260	760,015
Property and equipment, net	1,526,276	1,487,562

Other non-current assets (1)	151,254	139,284
Total assets	$2,143,864	$2,083,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$94,634	$97,781
Current portion of long-term debt	75,000	75,000
Insurance and claims accruals	69,810	67,304
Accrued payroll	38,347	40,271
Other current liabilities	31,049	30,004
Total current liabilities	308,840	310,360

Long-term debt, net of current portion	225,000	50,000
Other long-term liabilities	21,129	10,911
Insurance and claims accruals, net of current portion (1)	228,218	214,030
Deferred income taxes	249,669	233,450

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 69,244,525 and 70,441,973 shares outstanding, respectively	805	805
Paid-in capital	112,649	107,455
Retained earnings	1,294,608	1,413,746
Accumulated other comprehensive loss	(14,728)	(16,073)
Treasury stock, at cost; 11,289,011 and 10,091,563 shares, respectively	(282,326)	(241,180)
Total stockholders’ equity	1,111,008	1,264,753
Total liabilities and stockholders’ equity	$2,143,864	$2,083,504

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of December 31, 2019 and December 31, 2018.